Exhibit 10.35

EMPLOYMENT AGREEMENT

Employment Agreement made as of the 30th day of March, 2007.

BETWEEN :

SMTC Manufacturing Corporation, a corporation incorporated under the laws of Ontario, Canada;

(hereinafter called the “Corporation”)

- and -

Jane Todd,

(hereinafter called the “Executive”)

WHEREAS the Executive is currently a Senior Vice President Finance, Chief Financial Officer;

AND WHEREAS the Corporation and the Executive wish to enter into a written employment agreement with respect to the compensation to be paid to the Executive and other matters relating to her employment with the Corporation;

NOW THEREFORE in consideration of the mutual covenants and agreements contained herein, the Corporation and the Executive hereby agree as follows:

ARTICLE 1 – TERM, POSITION AND DUTIES

1.1 Term. The employment commenced on July 5, 2004.

1.2 Position. The Executive shall serve as the Senior Vice President Finance, Chief Financial Officer of the Corporation. The Executive shall be based out of the Corporation’s head offices located in Markham, Ontario.

1.3 Duties. The Executive shall perform such duties as are regularly and customarily performed by the chief financial officer of a public corporation and in particular shall be responsible for leadership of the company-wide finance function. The Executive shall report directly to the President and Chief Executive Officer of the Corporation.

ARTICLE 2 - THE EXECUTIVE’S OBLIGATIONS

2.1 Full Time and Effort. Throughout her term of employment, the Executive shall devote her full time, effort and attention to the affairs of the Corporation and its Affiliates (the “Business”). The Executive shall not, without the prior approval of the President and Chief Executive Officer, accept any other employment or serve as a director, consultant or partner of any business or profit making enterprise or entity other than the Corporation and its Affiliates (the term “Affiliate” in this Agreement shall have the meaning ascribed thereto in the Business Corporations Act - Ontario) except in the capacity of an investor of money and so long as such monetary investment does not require any active involvement or otherwise affect the conduct of the Executive’s duties and responsibilities of employment as set forth in this Agreement.

2.2 Non-Solicitation. During her employment with the Corporation or any of its Affiliates, and during the eighteen (18) month period immediately following the cessation of the Executive’s employment for any reason whatsoever (with or without cause), the Executive will not, without the prior written consent of the Board:

(a)	canvass or solicit or endeavour to canvass or solicit whether directly or indirectly, any customer or prospective customer in Canada or the United States of America (“U.S.A.”) in which the Corporation or any of its Affiliates is selling or providing products or services at the time the Executive ceases to be an employee of the Corporation for the purpose of selling to that customer any products or services which are the same or substantially similar to products or services sold by the Corporation or any of its Affiliates; or

(b)	Entice, solicit or endeavour to entice or solicit any officer, employee, contractor, agent or consultant of the Corporation or any of its Affiliates away from employment with or engagement by the Corporation or any of its Affiliates, whether or not such person would commit a breach of contract by reason of leaving such service.

For the purposes of this Section, “customer” shall mean any person to whom the Corporation or any of its Affiliates sells or provides products or services at the time the Executive ceases to be an employee, or within six (6) months prior thereto, or with whom the Corporation or any of its Affiliates is in negotiation at the time the Executive’s employment is terminated, with a view to selling or providing goods or services to such person.

2.3 Non-Disclosure of Confidential Information. The Executive acknowledges that, in the course of performing and fulfilling her duties and obligations she will have access to, and will continue to be entrusted with, confidential information concerning the activities, business operations, customers and clients of the Corporation and its Affiliates which information is not generally known in the industry in which the Corporation and its Affiliates do business (“Confidential Information”) and that the disclosure of any Confidential Information to competitors of the Corporation and any of its Affiliates or to other persons would be highly detrimental to the interests of the Corporation and its Affiliates. Confidential Information does not include information that is and/or becomes generally available to the public other than due to a breach of this Agreement. The Executive further acknowledges and agrees that the right to maintain confidential such Confidential Information is a proprietary right that the Corporation is entitled to protect. Accordingly, the Executive covenants and agrees with the Corporation that (i) she will not during her employment by the Corporation or any of its Affiliates disclose any such Confidential Information to any person, nor shall she use the same, except as required in the normal course of her employment by the Corporation or any of its Affiliates and (ii) after the termination or expiration of her employment by the Corporation or any of its Affiliates, she will not disclose or make any use of Confidential Information without the consent of the Corporation and its Affiliates.

2.4 Acknowledgement and Agreement. The Executive acknowledges that the restrictive covenants contained in this Article 2 above have been considered by the Executive and that the restraints and restrictions on her future activities are reasonable in the circumstances. The Executive agrees that any breach of these provisions will result in irreparable harm which cannot be quantified or adequately compensated by monetary damages alone. The Executive further agrees that, in addition to any other remedies at law that the Corporation may have (which other remedies the Executive acknowledges to be inadequate to protect the Corporation’s legitimate interests), the Corporation shall be entitled to injunctive relief in the event of a breach of this Article 2. The Executive expressly waives all defences to such relief in the event of a breach of the restrictive covenants in this Article 2.

2.5 Scope of Application. The foregoing restrictions shall apply to any action taken by the Executive, directly or indirectly, alone or in concert or in partnership with others, whether as an agent, representative, principal, shareholder, lender, employee, consultant, director or in any other capacity.

ARTICLE 3 - COMPENSATION

3.1 Annual Base Salary. The Corporation shall pay to the Executive an annual base salary (the “Base Salary”) of CDN $252,500.00, payable in equal instalments every two weeks, subject to such payroll and withholding deductions as may be required by Canadian law. The Base Salary may be increased from time to time at the sole discretion of the Board upon recommendation of the Compensation Committee.

3.2 Short Term Incentive Award. The Executive shall be entitled to receive a short-term bonus award in the sole discretion of the Board and in accordance with the Corporation’s short Term Bonus Plan, as established by the Board. The annual target bonus shall be 50% of base salary, based upon achievement on financial performance targets approved by the Board of Directors and individual performance. No Short Term Bonus shall be payable in the circumstances described in Section 4.1 and 4.3.

3.3 Long Term Incentive Award. The Executive shall continue to be eligible to participate in the 2000 Equity Plan (or any successor plan) that the Board has adopted on such terms and conditions as the Board shall determine. For greater certainty, in the event of a change of control other than that which is defined in the Plan, any unvested options that were granted prior to the change of control, shall continue to vest in accordance with the vesting period in the Plan and the options shall expire at the earlier of the original expiration date and five years following the date of the change of control.

3.4 Monthly Car Allowance. The Executive shall be entitled to a monthly car allowance up to a maximum of Cdn. $1,200 per month.

3.5 Benefits. The Corporation shall provide the Executive with entitlement to the executive benefit program.

3.6 Reimbursement of Expenses. The Executive shall be entitled to reimbursement of all reasonable business expenses incurred in good faith upon presentation of appropriate invoices, receipts and other requested documentation.

3.7 Vacation. The Executive shall be entitled to four (4) weeks paid vacation each calendar year, and in accordance with the Corporation’s vacation policy.

ARTICLE 4 - TERMINATION

4.1 Termination for Cause. The Corporation may terminate the employment of the Executive hereunder for cause (as such term is understood under applicable law) by giving written notice to the Executive of its intention to terminate this Agreement on the date specified in such notice (“termination date”). If the Corporation exercises its rights under this Section to terminate the Executive’s employment hereunder, the Executive shall not be entitled to receive any further remuneration or payments of any kind or nature hereunder, including any bonus and long term incentive payments pursuant to Section 3.2 and 3.3, from and after the termination date other than those obligations that have accrued pursuant to Article 3.1 and 3.9.

4.2 Termination Without Cause. The Corporation may terminate the employment of the Executive with salary continuance of the Executive’s then current annual base salary in circumstances which do not constitute cause, in which case the Corporation shall provide the Executive with twelve (12) months plus one (1) month for every completed year of active employment beyond twelve (12) years of service (to a maximum of 18 months), provided that the Executive continues to abide by the non-solicitation, and confidentiality provisions set out in Sections 2.2 and 2.3. If the Corporation exercises its rights under this Section 4.2 to terminate the Executive’s employment hereunder, with the exception of the payments aforementioned in this Section 4.2, the Executive shall not be entitled to receive any further remuneration or payments of any kind or nature hereunder, save and except any vesting of options pursuant to Section 3.3 and any relocation expenses in the event of a relocation to the United States as set out in Section 3.8. In the event that, prior to the end of the notice period, the Executive obtains alternative employment that provides total remuneration that is at least 75% of the Executive’s total compensation as provided in Article 3, then the Corporation shall cease to provide the salary continuation but instead, shall provide the Executive with a lump sum payment, less applicable statutory deductions, that is equivalent to 50% of the remaining salary continuation payments that the Executive otherwise would have been entitled to receive.

4.3 Termination by the Executive. The Executive may terminate this Agreement by notice in writing specifying the effective date of termination (not to be less than three (3) months after the date of notice). The Corporation may elect to deem any date prior to the date specified in the notice as the effective date of termination in which event the Executive shall receive payment of her bi-weekly salary payments in accordance with Section 3.1 that would have been due during the remainder of the notice period provided by the Executive, to a maximum of 3 months.

4.4 Disability

(a)	For the purposes of this Section 4.4, “Partially or Totally Disabled” means any physical or mental incapacity, disease or affliction, as determined by a legally qualified medical practitioner, which prevents the Executive from performing the essential duties of her position.

(b)	In the event that the Executive is Partially or Totally Disabled for a period of six (6) months or less, she shall receive all remuneration including bonuses, payments and rights including, without limiting the generality of the foregoing, all benefits provided for under this Agreement, as if she were regularly and fully employed.

(c)	In the event that the Executive is Partially or Totally Disabled for a continuous period of more than six (6) months, the Corporation shall be entitled to terminate the employment of the Executive by giving written notice to the Executive of its intention to terminate this Agreement on the date specified in such notice. In the event of a termination of employment under these circumstances, the Executive shall not be entitled to receive any further remuneration or payments of any kind or nature hereunder from and after the effective date of termination of this Agreement, save and except termination and severance pay as required pursuant to the Employment Standards Act, 2000 and continuing coverage under the Corporation’s executive benefit program.

(d)	For greater certainty, in the event the Executive is Partially or Totally Disabled and the Corporation terminates her employment without cause before six (6) months have expired from the date she became totally disabled, Section 4.2 hereof shall apply.

4.5 Resignation. The Executive agrees that after termination of her employment with the Corporation pursuant to this Article 4, for any reason whatsoever, she will tender her resignation from any position she may hold as an officer or director of the Corporation or any of its Affiliates, unless otherwise agreed to by the Board and the Executive.

ARTICLE 5 - MISCELLANEOUS

5.1 Binding Agreement. This Agreement shall be binding on the parties hereto and its successors in interest and assigns.

5.2 Notices. Any notice or other communication required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made if:

(a)	enclosed in a sealed envelope and delivered in person or by courier to the party hereto to whom it is addressed (or, in the case of the Corporation, to the receptionist or other responsible employee) at the relevant address set forth below; or

(b)	telexed, telegraphed, telecopied or sent by other means of recorded electronic communication;

if to the Corporation, addressed to:

SMTC - Headquarters

635 Hood Road

Markham, Ontario L3R 4N6 Canada

Attention: President and Chief Executive Officer

with a copy to:

Goodmans, LLP

250 Yonge Street, Box 24

Toronto, Ontario

M5B 2M6

Attention: Celia Rhea

Telecopy: (416) 979-1234

and if to the Executive, addressed to:

Jane Todd

153 Willis Drive

Aurora, ON

L4G 7M4

Any notice or other communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery, if delivered in person or by courier, and on the day of sending, if sent by telex, telegraph, telecopy or other means of recorded electronic communication (provided such delivery or sending is during normal business hours on a business day and, if not, then on the first business day thereafter). Any party hereto may change her or its address for notice by notice to the other party hereto given in the manner aforesaid.

5.3 Modification and Waivers. No provision of this Agreement may be modified or amended unless such modification or amendment is agreed to in writing and signed by the Corporation and the Executive. No waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the employment of the Executive by the Corporation have been made by any party which are not set forth expressly in this Agreement.

5.4 Entire Agreement. This Agreement contains all the terms and conditions of the Executive’s employment with the Corporation and supersedes all prior agreements and understandings.

5.5 Law Governing. This Agreement shall be subject to and governed by the laws of the Province of Ontario. The Executive agrees that she can only enforce this Agreement in the Courts of the Province of Ontario (or the Courts of the location of the Corporation’s head office). The Corporation may enforce this Agreement in any jurisdiction in which the Executive lives or carries on business.

5.6 Severability. The invalidity, illegality or unenforceability of any provision hereof shall not in any way affect or impair the validity, legality or enforceability of the remaining provisions hereof.

5.7 Headings. The headings contained herein are for reference purposes only and shall not in any way affect the construction or interpretation of this Agreement.

5.8 Independent Advice. The Executive confirms having had the opportunity to obtain independent legal advice regarding this Agreement and that the Executive is signing this Agreement freely and voluntarily with full understanding of its contents.

5.9 Successors. This Agreement and all rights of the Executive hereunder shall enure to the benefit of and be enforceable by the Executive and her personal or legal representatives, heirs, executors, administrators and successors and shall enure to the benefit of and be binding upon the Corporation, its successors and assigns.

5.10 Taxes. All payments under this Agreement shall be subject to withholding of such amounts, if any, relating to tax or other payroll deductions as the Corporation may reasonably determine and should withhold pursuant to any applicable law or regulation.

5.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement this 30th day of March, 2007 with effect as of the date first above written.

SMTC Manufacturing Corporation

Per:	/s/ John Caldwell
Authorized Signing Officer

/s/ Jane Todd
Witness	Jane Todd